Exhibit 1

NEWS RELEASE FOR IMMEDIATE RELEASE

AWB shareholders support Agrium’s offer
November 15, 2010 — ALL AMOUNTS ARE STATED IN U.S.$
Calgary, Alberta — Agrium Inc. (TSX and NYSE: AGU) and AWB Limited (“AWB”) announced today that AWB shareholders have endorsed the Scheme of Arrangement in relation to the proposed acquisition by Agrium of AWB, pursuant to the implementation agreement announced on August 19, 2010.
AWB shareholders voted in favour of Agrium’s acquisition of all issued and outstanding shares in AWB, with 97.8 percent of shares and 80 percent in number of shareholders supporting the transaction. The threshold requirements were 75 percent of shares and 50 percent shareholders voting and represented at the meeting.
AWB shareholders also met today to vote on the constitutional amendment to remove the 10 percent limit on the amount of issued share capital in AWB that can be owned by any one shareholder. Shareholders supported the amendment resolution with 97.7 percent approval. At least 75 percent of the total number of votes cast was required to pass the resolution.
“We are very pleased that AWB shareholders have supported the acquisition and we now look forward to working with AWB employees to build on the excellent relationship that they have developed with customers. Agrium’s focus will be to work with our AWB colleagues to enhance efficiencies across the agricultural value chain, including offering new products and services for the benefit of Australian and New Zealand growers once the transaction is finalized,” said Mike Wilson, Agrium’s President and CEO. “We believe AWB employees and customers will benefit from being part of a larger, financially stronger organization with greater access to working capital and potential for future investment in Australia. Furthermore, we believe AWB provides an excellent base for Agrium’s future growth in the Oceania and South East Asian region,“ continued Mr. Wilson.
Agrium intends to primarily use cash on hand to fund the acquisition.
Application will be made to the Court to approve the Scheme of Arrangement on November 17, 2010. If approved, we anticipate the transaction would be completed on December 3, 2010 after which the integration process can begin.
About Agrium
Agrium Inc. is a major retail supplier of agricultural products and services in both North and South America and a leading global producer and marketer of agricultural nutrients and industrial products. Agrium produces and markets three primary groups of nutrients: nitrogen, phosphate and potash as well as controlled release fertilizers and micronutrients. Agrium’s strategy is to grow through incremental expansion of its existing operations and acquisitions as well as the development, commercialization and marketing of new products and international opportunities.
About AWB
AWB was formed in 1939 as the Australian Wheat Board and was Australia’s statutory grain marketing authority for over 60 years. Operations are conducted through two main divisions: Landmark and Commodity Management. Landmark Rural Services is Australia’s largest distributor of merchandise and fertilizer, with over 400 locations across Australia and New Zealand providing a diverse range of rural services including rural merchandise, crop chemicals, fertilizer, livestock, wool marketing, agronomy services and real estate agency services. The division includes 50 percent ownership interests in Hi-Fert, a wholesale fertilizer distribution company currently held for sale, Australian Wool Handlers and RD1, a New Zealand farm supply company. Following the sale of Landmark Financial Services’ loan and deposit books announced in December 2009, Landmark Rural Services also includes the remainder of the finance businesses (including insurance, wealth management, and equipment finance).
AWB’s Commodity Management business activities include grain merchandising, pool management services, storage and handling, and trade finance. Grain marketing, pool management and logistics in Australia fall under Australian Commodity Management, while activities conducted internationally through AWB Geneva and AWB India fall under International Commodity Management.
Forward-Looking Statements
Certain statements and other information included in this press release constitute “forward looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current condition, are forward-looking statements, including, but not limited to, statements as to management’s expectations with respect to, business and financial prospects, plans, strategies, objectives and expectations, including with respect to future operations following the proposed acquisition of AWB. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements.
Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, a possible delay in the completion of the steps required to be taken for the eventual combination of the two companies, including the possibility that the businesses of Agrium and AWB, or any other recent business acquisitions, may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees and suppliers, general business and economic conditions, and other risk factors detailed from time to time in Agrium reports filed with the SEC.
Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.
FOR FURTHER INFORMATION:
Investor/Media Relations:
Richard Downey, Senior Director, Investor Relations
(403) 225-7357
Todd Coakwell, Manager, Investor Relations
(403) 225-7437

Media enquiries — Australia:
Peter McBride, General Manager, Corporate Affairs AWB
(61) 03 9209 2174
Contact us at: www.agrium.com